                                                FILED PURSUANT TO RULE 424(b)(4)
                                                   REGISTRATION NUMBER 333-54434

[LOGO]

                                                                      PROSPECTUS

                            SUMMIT SECURITIES, INC.

               UP TO 300,000 SHARES OF PREFERRED STOCK, SERIES R
               UP TO 200,000 SHARES OF PREFERRED STOCK, SERIES T

    We are offering variable rate cumulative preferred stock with the following terms:

- The preferred stock is subordinate to all of our debt, including our notes and investment certificates, and subordinate to our Series S preferred stock.

- Preferred stock distributions are cumulative and will be declared monthly according to a variable rate formula. The annual distribution rate will be equal to the sum of (1) the highest of the three-month U.S. Treasury Bill Rate, the ten-year constant maturity rate or the twenty-year constant maturity rate, each as described in this prospectus, plus (2) 0.10%. The annual distribution rate will never be less than 6% nor more than 14%. In addition to the annual distribution rate described above, our investment committee has authorized a distribution of an additional 2.40% annually on the preferred stock. This additional amount may be increased, reduced or eliminated at any time.

- Distributions on the Series R Shares will be paid in additional shares of Series R preferred stock. Distributions on the Series T Shares will be paid in cash.

-  The preferred stock has a liquidation preference of $100 per share.

- We may redeem the preferred stock, in whole or in part, at any time at a price of $100 per share plus the amount of any declared but unpaid distributions.

YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 10 IN THIS PROSPECTUS.

                                                              PER PREFERRED SHARE      TOTAL
                                                              -------------------      -----
Public Offering Price.......................................         $100           $50,000,000
Maximum sales commissions*..................................            6%           $3,000,000
Maximum proceeds to Summit (before expenses)................          $94           $47,000,000

    * You will not incur a direct sales charge. Preferred stock distributions will be based on their full offering price, without deduction for sales commissions. We will reimburse our placement agents for commissions paid to licensed securities sales representatives. Sales commission rates on the sale of preferred stock depend upon the terms of the sale. See "PLAN OF DISTRIBUTION."

- There currently is no trading market for the preferred stock and you should not expect one to be established in the future.

-  The preferred stock is being issued in book-entry form only.

- The placement agent maintains a list of persons willing to sell our issued and outstanding shares of preferred stock.

- We are offering the preferred stock on a continuous, best efforts basis, and there is no minimum amount of preferred stock that must be sold before we use the proceeds or terminate the offering.

- You may not purchase the preferred stock under this prospectus after January 31, 2002.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    METROPOLITAN INVESTMENT SECURITIES, INC.

               The date of this prospectus is February 13, 2001.

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY..........................................      3

RISK FACTORS................................................     10

FORWARD LOOKING STATEMENTS..................................     12

USE OF PROCEEDS.............................................     13

DESCRIPTION OF SECURITIES...................................     13

MATERIAL FEDERAL INCOME TAX CONSEQUENCES....................     18

PLAN OF DISTRIBUTION........................................     19

LEGAL MATTERS...............................................     19

EXPERTS.....................................................     20

AVAILABLE INFORMATION.......................................     20

INCORPORATION OF DOCUMENTS BY REFERENCE.....................     20

                            ------------------------

    You should only rely on the information contained in this prospectus. We have not, and the sales agents have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the sales agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SOME OF THE INFORMATION CONTAINED IN THIS PROSPECTUS. BECAUSE IT IS ONLY A SUMMARY, IT IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE CERTIFICATES. YOU SHOULD READ BOTH THIS PROSPECTUS AND THE ATTACHED ANNUAL REPORT ON FORM 10-K OF SUMMIT FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000, CAREFULLY BEFORE YOU MAKE YOUR INVESTMENT DECISION.

                   THE SUMMIT CONSOLIDATED GROUP OF COMPANIES

GENERAL

    Summit Securities, Inc. was incorporated under the laws of the State of Idaho on July 25, 1990. Its principal executive offices are located at 601 West First Avenue, Spokane, Washington 99201-5015. Its mailing address is P.O. Box 2162, Spokane, Washington 99210-2162 and its telephone number is
(509) 838-3111. Summit also maintains an office at 8601 W. Emerald, Suite 150, Boise, Idaho 83704 and its telephone number at that address is (208) 376-8260. Summit and its subsidiaries are collectively referred to in this prospectus as the "consolidated group," while the terms "Summit," "we" and "our" refer solely to the parent company, Summit Securities, Inc.

HISTORY

    We were founded in 1990, as a wholly owned subsidiary of Metropolitan Mortgage & Securities Co., Inc., or "Metropolitan." We were later acquired by National Summit Corp. on September 9, 1994. In the first six months of 1995, we acquired a broker/dealer, Metropolitan Investment Securities, Inc. from Metropolitan, and created a subsidiary holding company, Summit Group Holding Company. Summit Group Holding Company then acquired Old Standard Life Insurance Company from Metropolitan. On December 28, 1995, Old Standard acquired another insurance company, Arizona Life Insurance Company, which subsequently changed its name to Old West Annuity & Life Insurance Company. We also own a property development company, Summit Property Development, Inc. The chart on the next page depicts the relationship among the significant companies within the consolidated group. The chart excludes affiliated companies that are not subsidiaries of Summit.

    Even though our parent company changed from Metropolitan to National, we continue to be controlled by C. Paul Sandifur, Jr., who is both the owner of National and the Chief Executive Officer, President and controlling shareholder of Metropolitan. As a result of Mr. Sandifur's control, we have several affiliates that are subsidiaries of Metropolitan, including Metwest Mortgage Services, Inc. and Western United Life Assurance Company. Collectively, Metropolitan, Metwest and Western United are referred to as "affiliated companies."

BUSINESS

    The consolidated group is engaged in a nationwide business of originating, acquiring, holding and selling receivables. These receivables include small to mid-sized commercial real estate loans and real estate contracts and promissory notes that are secured by first position liens on residential real estate. The consolidated group also invests in receivables consisting of real estate contracts and promissory notes secured by second and lower position liens, structured settlements, annuities, lottery prizes, and other investments. Currently, the consolidated group is focusing its receivable investing activities on loans collateralized by commercial real estate. The commercial loans originated by the consolidated group are typically collateralized by various commercial real estate properties, including multi-family properties. In addition to receivables, the consolidated group invests in investment securities, including U.S. Treasury obligations, corporate bonds and other securities, and in other assets.

    Our capital to invest in these receivables comes from several sources. The consolidated group uses funds generated from receivable cash flows, the sale of annuities, the sale of receivables, the sale of certificates and preferred stock, collateralized borrowing, and securities portfolio earnings.

    The affiliated companies provide services to the consolidated group for a fee and engage in various business transactions with the consolidated group. Metropolitan provides receivable acquisition services, and Metwest provides receivable collection and servicing to Summit, Old Standard and Old West. At regular meetings of our board of directors, we will periodically request that a majority of the independent directors ratify and approve all material affiliated transactions and forgiveness of loans, if any. For a more detailed discussion of the business of the consolidated group, see "Item 1" in Summit's Annual Report filed on Form 10-K for the year ended September 30, 2000, which is attached to this prospectus.

ORGANIZATIONAL CHART
(as of September 30, 2000)

    The consolidated group consists of Summit Securities, Inc. and all of its subsidiaries. The chart below lists the principal operating subsidiaries and ownership of the consolidated group.

                              [SUBSIDIARIES CHART]

    NATIONAL SUMMIT CORP.: The parent company of Summit; inactive except as owner of Summit Securities, Inc. It is wholly owned by C. Paul Sandifur, Jr., who is also president and controlling shareholder of Metropolitan.

    SUMMIT SECURITIES, INC.: Invests in receivables and other investments that are principally funded by proceeds from receivable investments, other investments and securities offerings.

    METROPOLITAN INVESTMENT SECURITIES, INC.: Broker/dealer that is in the business of marketing securities that are offered by Summit and Metropolitan, mutual funds and general securities.

    SUMMIT PROPERTY DEVELOPMENT, INC.: Provides real estate development services to others; principally to Metropolitan and its subsidiaries.

    SUMMIT GROUP HOLDING COMPANY: Inactive except as the owner of Old Standard Life Insurance Company.

    OLD STANDARD LIFE INSURANCE COMPANY: Invests in receivables and other investments that are principally funded by proceeds from receivable investments and from annuity sales.

    OLD WEST ANNUITY & LIFE INSURANCE COMPANY: Formerly known as Arizona Life Insurance Company; invests in receivables and other investments that are principally funded by the proceeds from receivable investments and from annuity sales.

                    SUMMARY OF THE PREFERRED STOCK OFFERING

Preferred stock offering..................  We are offering 200,000 shares of variable rate cumulative preferred stock, series T at $100 per share.
                                            We are also offering 300,000 shares of variable rate
                                            cumulative preferred stock, series R at $100 per share.
                                            The preferred stock will be sold in whole and fractional
                                            shares. There is no minimum amount of preferred stock
                                            that must be sold before we use the proceeds or
                                            terminate the offering. The preferred stock will be
                                            issued in book-entry form only.

Ranking...................................  The Series R preferred stock ranks equal with the Series
                                            T preferred stock as to dividends and liquidation
                                            preferences. Both Series R and T preferred stock rank
                                            junior to our outstanding preferred stock, Series S, as
                                            to dividends and liquidation preferences. All of our
                                            preferred stock ranks junior to all of our outstanding
                                            debts, including our outstanding notes and investment
                                            certificates. The Series R and T preferred stock rank
                                            senior only to our outstanding common stock.

Distributions.............................  We will pay distributions on the preferred stock on a cumulative basis from the date the shares are issued.
                                            When we make distributions, they will be paid monthly at
                                            the annual distribution rates described in "DESCRIPTION
                                            OF SECURITIES--Distributions."

                                            Distributions on the Series T preferred stock will be
                                            paid in cash. Distributions on the Series R preferred
                                            stock will be paid in additional shares of Series R
                                            preferred stock. The distributions in Series R preferred
                                            stock will be issued in the ratio of one share of Series
                                            R preferred stock for each $100 of dividends paid on the
                                            Series R preferred stock.

Liquidation Rights........................  If we liquidate Summit, you will have a right to receive a liquidation preference of $100 per share, plus
                                            declared and unpaid distributions. Your liquidation
                                            rights will be paid only after all of our debts,
                                            including our outstanding investment certificates and
                                            Series S preferred shareholders, are paid. Your
                                            liquidation rights will be paid before any liquidating
                                            distributions to the common stockholders.

Redemption upon request of holder.........  We may consider a written shareholder request you make to have your shares redeemed. We will generally not
                                            consider a request to redeem shares unless they have
                                            been listed for sale on Metropolitan Investment
                                            Securities, Inc.'s trading list for at least 60 days. We
                                            are under no obligation to redeem your shares of
                                            preferred stock, and each share may not be redeemed
                                            until 3 years after the date of original issuance of
                                            that share, except in the case of death or major medical
                                            emergency. Our decision whether or not to redeem your
                                            shares will depend, in part, on our financial condition
                                            and our liquidity position at the time. Any shares that
                                            we do redeem

                                            will be redeemed at a price per share that is determined
                                            by our board of directors in its discretion, and will
                                            include any declared but unpaid distributions. This
                                            price may be less than your original $100 per share
                                            purchase price.

Redemption upon call by Summit............  We can redeem any or all shares of the preferred stock if we provide you with notice at least 30 but not more
                                            than 60 days prior to redemption by mail. If we decide
                                            to redeem your shares, you will be paid $100 per share
                                            plus the amount of any declared but unpaid distributions
                                            as of the date fixed for redemption. We will not redeem
                                            a share at our option until 3 years after the date of
                                            original issuance of that share, except in the case of
                                            death or major medical emergency.

Voting Rights.............................  Your voting rights will be limited to two situations.
                                            First, you will have those voting rights expressly
                                            granted by the laws of the State of Idaho. Second, you
                                            will have voting rights if the distributions payable to
                                            you on your preferred stock remain unpaid for a period
                                            of time that equals twenty-four monthly distributions.

Federal income tax considerations.........  If we earn a profit on a tax accounting basis during any future year, any earnings or profits that we distribute
                                            to you will be taxable. If we incur a loss on a tax
                                            accounting basis, the distributions will be a return of
                                            capital and not taxed, but will reduce your basis in
                                            your shares. We cannot predict whether we will have
                                            future distributions, or whether those distributions
                                            will be taxable to you. You are encouraged to consult
                                            your own tax advisors about whether the distributions
                                            you will receive will be taxable income.

Use of proceeds...........................  We will use the proceeds from the sales of the preferred stock to invest in receivables and to make other
                                            investments, which may include investments in existing
                                            subsidiaries, new business ventures or to acquire other
                                            companies. We may also use the proceeds to pay principal
                                            and/or interest due on investment certificates and
                                            notes, pay preferred stock dividends and for general
                                            corporate purposes.

Risk factors..............................  Purchasing the preferred stock involves risks. You should review the risks described in this prospectus and
                                            those described in the attached Annual Report on Form
                                            10-K of Summit before you invest in the preferred stock.
                                            See "RISK FACTORS" for a discussion of the risks
                                            associated with investing in the preferred stock.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the consolidated group at September 30, 2000:

Debt Payable:
  Real estate contracts and mortgage notes payable 5.25% to
    10.0%,
    due 2001 to 2020........................................  $ 18,206,343
                                                              ------------
  Total Debt Payable........................................    18,206,343
                                                              ------------
Investment Certificates:
  Investment Certificates, maturing 2001 to 2010, at 6.1% to
    11.0%...................................................    62,085,000
  Compound and accrued interest.............................     8,350,014
                                                              ------------
  Total Investment Certificates.............................    70,435,014
                                                              ------------
Stockholders' Equity:
  Preferred Stock, $10 par: 10,000,000 shares authorized;
    289,816 shares issued and outstanding (liquidation
    preference $28,981,610).................................     2,898,161
  Common Stock, $10 par: 2,000,000 shares authorized; 10,000
    shares issued and outstanding...........................       100,000
  Additional paid-in capital................................    23,383,884
  Retained earnings.........................................     8,454,394
  Accumulated other comprehensive loss......................    (5,007,025)
                                                              ------------
  Total Stockholders' Equity................................    29,829,414
                                                              ------------
  Total Capitalization......................................  $118,470,771
                                                              ============

Subsequent to September 30, 2000, Summit issued $21,000,000 in notes due in 2005. The notes were issued in October, 2000 and carry an interest rate of 9.5%.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The summary consolidated financial data shown below as of September 30, 2000 and 1999 and for the years ended September 30, 2000, 1999, and 1998, other than the ratios of earnings to fixed charges and preferred stock dividends, have been derived from, and should be read in conjunction with, the consolidated financial statements, related notes, and Management's Discussion and Analysis of Financial Condition and Results of Operations appearing in Summit's Form 10-K, which is incorporated into and attached to this prospectus. The consolidated financial data shown below as of September 30, 1998, 1997 and 1996 and for the years ended September 30, 1997 and 1996, other than the ratios of earnings to fixed charges and preferred stock dividends, have been derived from consolidated financial statements not included elsewhere in this prospectus.

                                                                      YEAR ENDED SEPTEMBER 30,
                                              ------------------------------------------------------------------------
                                                  2000           1999           1998           1997           1996
                                              ------------   ------------   ------------   ------------   ------------
INCOME STATEMENT DATA:
Revenues....................................  $ 49,577,780   $ 36,198,936   $ 29,965,547   $ 19,785,462   $ 14,536,449
                                              ============   ============   ============   ============   ============
Net income..................................  $  4,082,239   $  2,814,828   $  2,524,027   $  1,851,240   $  1,244,522
Preferred stock dividends...................    (2,025,155)      (838,356)      (498,533)      (446,560)      (333,606)
                                              ------------   ------------   ------------   ------------   ------------
Income applicable to common stockholder.....  $  2,057,084   $  1,976,472   $  2,025,494   $  1,404,680   $    910,916
                                              ============   ============   ============   ============   ============
PER COMMON SHARE DATA:

Basic and diluted income per share
  applicable to common stockholder..........  $     205.71   $     197.65   $     202.55   $     140.47   $      91.09
                                              ============   ============   ============   ============   ============
Weighted average number of common
  shares outstanding........................        10,000         10,000         10,000         10,000         10,000
                                              ============   ============   ============   ============   ============
Cash dividends per common share.............  $     100.00   $       0.00   $     $21.07   $       0.00   $       0.00
                                              ============   ============   ============   ============   ============
Ratio of earnings to fixed charges..........          1.81           1.57           1.64           1.46           1.40
Ratio of earnings to fixed charges and
  preferred stock dividends.................          1.29           1.34           1.46           1.31           1.26

BALANCE SHEET DATA:
Due from/(to) affiliated companies, net.....  $    366,940   $   (151,077)  $ 10,985,805   $    870,525   $  1,296,290
Total assets................................  $359,325,586   $295,115,959   $206,594,234   $166,354,070   $117,266,680
Investment certificates and other debt
  payable...................................  $ 88,641,357   $ 72,086,696   $ 56,078,514   $ 50,607,983   $ 46,674,841
Stockholders' equity........................  $ 29,829,414   $ 19,104,955   $ 10,684,064   $  7,756,643   $  5,358,774

                                  RISK FACTORS

    WHEN DECIDING WHETHER OR NOT TO PURCHASE THE PREFERRED STOCK, YOU SHOULD CAREFULLY CONSIDER THE RISKS CONTAINED IN THE SECTION ENTITLED "BUSINESS OVERVIEW--FACTORS AFFECTING FUTURE OPERATING RESULTS" OF SUMMIT'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 2000, INCORPORATED INTO AND ATTACHED TO THIS PROSPECTUS. YOU SHOULD ALSO CONSIDER THE FOLLOWING RISKS ASSOCIATED WITH AN INVESTMENT IN THE PREFERRED STOCK:

    THE DISTRIBUTION RATE ON THE PREFERRED STOCK CAN BE REDUCED BY OUR INVESTMENT COMMITTEE AT ANY TIME WHICH WOULD CAUSE YOU TO RECEIVE LOWER DISTRIBUTIONS.

    In addition to the base distribution rate described in this prospectus, our investment committee has authorized an additional annual distribution of 2.40% on the Series R and Series T preferred stock. Our investment committee can increase, reduce or eliminate this additional distribution rate at any time in their sole discretion. If the investment committee reduces or eliminates the additional distribution, you would receive distributions that are lower than the total distribution rate described in this prospectus.

    WE WILL RELY, IN PART, ON OUR SUBSIDIARIES TO MAKE PAYMENTS TO US IN ORDER FOR US TO MAKE PAYMENTS ON THE SERIES T PREFERRED STOCK.

    We depend, in part, on our subsidiaries to make cash payments to us to meet our payment obligations, including our obligation to pay holders of Series T preferred stock. We and our subsidiaries combined may not generate earnings sufficient to enable us to meet our payment obligations. We have no agreements that prevent our subsidiaries from incurring obligations that restrict our subsidiaries' ability to make payments to us. At September 30, 2000, approximately 80% of the Summit consolidated group's assets were held by our insurance company subsidiaries. To use money for dividends, these insurance companies must obtain permission from the insurance commissioner in their state of domicile. If our subsidiaries stopped making payments to us, we may be unable to pay cash dividends on the Series T preferred stock.

    WE CAN ISSUE MORE COMPANY SECURITIES.

    The Statements of Rights, Designations and Preferences of Variable Rate Cumulative Preferred Stock Series T and Series R define your rights in the preferred stock. These statements do not restrict our ability to issue additional debt, preferred stock or other equity securities in our company, including securities that may be senior in right of payment to the preferred stock. If we issue securities senior to the preferred stock and subsequently become insolvent, you may not receive the full amounts owed to you on the preferred stock.

    YOUR LIQUIDATION RIGHTS WILL BE JUNIOR TO SUMMIT'S OUTSTANDING DEBT, OUTSTANDING SERIES S PREFERRED STOCK AND THE LIABILITIES OF OUR SUBSIDIARIES.

    If we liquidate, we must pay all of our outstanding debt before we can make any distributions to you. In addition, the liabilities of our subsidiaries must be paid before we can use those assets to pay liquidation distributions to preferred stock shareholders. The Series R and T preferred stock are junior in right of payment to our outstanding Series S preferred stock. Therefore, if we liquidate, the Series S shareholders will receive their full liquidation rights before any liquidation amounts are distributed on the Series R and T shares. If after the Series S preferred stock is paid in full there is not enough money to distribute to all Series T and Series R preferred shareholders for their entire respective liquidation rights, you will share the shortfall with the other Series R and Series T preferred shareholders in proportion to your respective liquidation rights.

    PREFERRED STOCK IS NOT A LIQUID INVESTMENT BECAUSE THERE IS NO ESTABLISHED TRADING MARKET.

    The preferred stock is not listed for trading on a stock exchange. We do not anticipate listing the preferred stock on any stock exchange or that an independent public market for the preferred stock will develop. You should consider your needs for liquidity before investing in the preferred stock.

    TRADING LIST DOES NOT GUARANTEE A MARKET FOR THE PREFERRED STOCK.

    Metropolitan Investment Securities, Inc. maintains a trading list of persons willing to sell outstanding shares of our preferred stock in order to facilitate the matching of buyers and sellers in the secondary market. However, we can not assure you that this list will continue to operate or that it will provide you a means to sell your shares.

    THE SERIES R PREFERRED STOCK DOES NOT PAY DIVIDENDS IN CASH.

    Distributions on the Series R preferred shares will be paid in additional shares of Series R preferred stock at the rate of one share of Series R preferred stock per $100 of distributions. Therefore, you will not receive any cash distributions on the Series R preferred stock. In order to receive cash for your investment in Series R shares you must either sell Series R shares or have them redeemed under one of the limited circumstances for redemption by Summit described in this prospects. This risk is further heightened due to the absence of an established and efficient trading market to sell the shares. You should consider your needs for periodic payments in cash before investing in the Series R preferred stock.

    OUR DISCRETIONARY REDEMPTION OPTION DOES NOT GUARANTEE YOU THE ABILITY TO HAVE YOUR SHARES REDEEMED BY US.

    Under our discretionary redemption option, we are under no obligation to redeem your shares. You should not rely on this option as a guarantee that you will be able to have us reacquire your shares.

    THE PREFERRED STOCK HAS LIMITATIONS ON REDEMPTION AND RESTRICTIONS ON DISTRIBUTIONS.

    If we have not paid cumulative distributions to all preferred shareholders, we cannot purchase or offer to exchange your shares unless we make the same offer to all preferred shareholders. We will not make distributions to you unless the cumulative distributions have been made to all other holders of preferred stock.

    BECAUSE THE PREFERRED STOCK IS STRUCTURALLY SUBORDINATED TO THE OBLIGATIONS OF OUR SUBSIDIARIES, YOU MAY NOT BE FULLY REPAID IF WE BECOME INSOLVENT.

    Holders of any preferred stock of any of our subsidiaries and creditors of any of our subsidiaries, including trade creditors, have and will have claims relating to the assets of that subsidiary that are senior to the preferred stock and our outstanding debt securities. As a result, the preferred stock and all of our debts are structurally subordinated to the debts, preferred stock and other obligations of our subsidiaries. We do not have any agreements that prevent our subsidiaries from incurring debt or issuing preferred stock in the future. As a holder of preferred stock, you do not have a claim to the assets of any of our subsidiaries. If we become insolvent, preferred stock holders may not have access to the assets of our subsidiaries, which could cause you to receive less than the full amounts owed to you on the preferred stock.

    EXTRAORDINARY CORPORATE EVENTS COULD ELIMINATE THE LIQUIDATION RIGHTS OF THE HOLDERS OF PREFERRED STOCK.

    Your preferences in liquidation could be adversely effected if we have an asset sale, a capital restructuring, a merger, a reorganization or a bankruptcy. If one of these events occurs, your rights may be compromised by a negotiation between all interested parties or by a court determination and you may not receive the full amounts owed to you upon liquidation.

    LACK OF VOTING CONTROL OF THE COMPANY.

    You will have very few voting rights as an owner of preferred stock. The only class of stock carrying full voting rights is the common stock.

    SUMMIT CAN REDEEM OR CALL THE PREFERRED STOCK AT ITS OWN DISCRETION.

    We have the option of calling or redeeming your shares at any time for $100 per share plus any declared and unpaid distributions.

    RISK OF HOLDING BOOK-ENTRY CERTIFICATES BECAUSE THERE ARE NO PHYSICAL CERTIFICATES TO TRANSFER.

    Our use of book-entry certificates for the preferred stock rather than actual physical certificates in this offering could limit the markets for these securities, prevent a secondary market from forming and could delay payments to you. The absence of physical certificates for the preferred stock may prevent a secondary market from developing because investors may be unwilling to invest in securities if they cannot obtain delivery of physical certificates. The use of book-entry certificates may delay payments to you because distributions on the preferred stock would be made first to the person in whose name the certificates are registered.

                           FORWARD LOOKING STATEMENTS

    This prospectus includes or incorporates by reference "forward looking statements" within the meaning of Section 27A of the Securities Act and
Section 21E of the Exchange Act including in particular the statements about Summit's current expectations, plans, strategies, prospects and projections about future events. Although Summit believes that its statements reflected in or suggested by the forward looking statements are reasonable, we can give no assurance that these expectations, plans, strategies, prospects and projections about future events will be achieved or actually occur. Summit has included important factors that could cause actual results to differ materially from the forward looking statements under the heading "Risk Factors" above and elsewhere in this prospectus, including under the headings "Business - Factors Affecting Future Operating Results" and "-Regulation" in its Annual Report on Form 10-K for the year ended September 30, 2000, incorporated into and attached to this prospectus. These forward looking statements are subject to and qualified by risks, uncertainties, and assumptions about Summit, including:

    - Our anticipated growth strategies;

    - Anticipated trends in our businesses, including trends in the markets for insurance, mortgages, annuities and real estate;

    - Future interest rate trends, movements and fluctuations;

    - Future expenditures for purchasing receivables; and

    - Our ability to continue to control costs and accurately price the risk of default on the payment of receivables.

                                USE OF PROCEEDS

    If all of the preferred stock we are offering is sold, we expect proceeds to total $50,000,000, less any shares of Series R preferred stock used to pay dividends on the Series R shares, before deducting sales commissions and other expenses. We will not receive any new proceeds for Series R shares issued as dividends on the Series R preferred stock sold in this offering. Offering expenses are estimated at $132,000 and sales commissions will be a maximum of six percent (6%) of the offering proceeds. There can be no assurance, however, that any of the preferred stock can or will be sold.

    In conjunction with the other funds available to us through operations and/or borrowings, we currently plan to utilize the proceeds of this preferred stock offering for funding investments in receivables and other investments, which may include investments in existing subsidiaries, the commencement of new business ventures or the acquisition of other companies. We do not have any commitments or agreements for material acquisitions. However, the consolidated group continues to evaluate possible acquisition candidates.

    To the extent internally generated funds are insufficient or unavailable, proceeds of this offering may be used for retiring maturing investment certificates and notes, preferred stock distributions and for general corporate purposes, including debt service and other general operating expenses. In addition to this preferred stock offering, we currently have an ongoing offering of our investment certificates. Approximately $13.2 million in principal amount of debt securities will mature between February 1, 2001 and January 31, 2002 with interest rates ranging from 6.25% to 10.0% with a weighted average of approximately 8.66% per annum. See "BUSINESS OVERVIEW--Factors Affecting Future Operating Results" under Item 1 in our Annual Report on Form 10-K for the year ended September 30, 2000.

    We anticipate that some of the proceeds from this offering will be invested in money market funds, bank repurchase agreements, commercial paper, U.S. Treasury Bills and similar securities investments while awaiting use as described above. Since we do not know the total amount of preferred stock that will be sold, we are unable to accurately forecast the total net proceeds generated by this offering. Therefore, we have not allocated specific amounts for any of the foregoing purposes.

    In the event substantially less than the maximum proceeds are obtained, we do not anticipate any material changes to our planned use of proceeds from those described above.

                           DESCRIPTION OF SECURITIES

DESCRIPTION OF CAPITAL STOCK

    The authorized capital of Summit consists of:

    - 2,000,000 shares of common stock, $10 par value; and

    - 10,000,000 shares of preferred stock, $10 par value;

    Of the shares authorized, 10,000 shares of common stock and 294,547 shares of Series S preferred stock were issued and outstanding as of December 31, 2000.

DESCRIPTION OF PREFERRED STOCK

    This offering consists of 300,000 shares of variable rate cumulative preferred stock, Series R, and 200,000 shares of variable rate cumulative preferred stock, Series T. All of the outstanding shares of preferred stock and the shares of preferred stock we are offering in this prospectus, when issued and sold, will be validly issued, fully paid and nonassessable. The relative rights and preferences of preferred stock have been fixed and determined by our board of directors and are set forth in the statement of rights, designations and preferences of preferred stock applicable to each series, each duly approved by our board of directors. The preferred stock will be issued in book-entry form only.

    The following statements relating to the preferred stock are summaries, do not purport to be complete and are qualified in their entirety by reference to the statements of rights which are filed as exhibits to the registration statement that includes this prospectus. The statements of rights are also available for inspection at the principal office of Summit. We encourage you to read the statements of rights as they, and not this prospectus, govern your rights under the preferred stock.

DISTRIBUTIONS

    Distributions on the preferred stock are cumulative and will be declared monthly on the first business day of the month with respect to interest occurring during the prior month, payable to shareholders of record as of the fifth calendar day of each month. Distributions on each Series T share will be paid in cash on the twentieth calendar day of each month in an amount equal to $100 per share multiplied by the distribution rate, divided by 12. Distributions on each Series R share will be paid in additional shares of Series R preferred stock on the twentieth calendar day of each month. The monthly distributions per share for Series R shares will be the number of fractional shares equal to one share multiplied by the distribution rate, divided by 12. The investment committee of Summit may, in its discretion, authorize, by resolution, a higher rate for either or both Series T and Series R shares. If the investment committee authorizes a higher rate, it may reduce or eliminate that higher rate at any time in its sole discretion.

    The annual distribution rate cannot be less than 6% or greater than 14% per annum. The annual distribution rate will be the sum of (a) the highest of the three-month U.S. Treasury Bill rate, the ten-year constant maturity rate or the twenty-year constant maturity rate, each as described below, plus (b) 0.10%. Our investment committee has authorized an additional annual distribution on the Series R and Series T preferred stock of an additional 2.40% annually in addition to the above annual distribution rate. This additional distribution may be eliminated or reduced at any time by our investment committee.

    The three-month Treasury Bill rate for each distribution period is based on the weekly per annum market discount rate for three-month U.S. Treasury bills. The ten-year constant maturity rate for each distribution period is based on the weekly per annum average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities adjusted to constant maturities of ten years. The twenty-year constant maturity rate for each distribution period is based on the weekly per annum average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities adjusted to constant maturities of twenty years.

    Each of the above three rates shall be calculated as the arithmetic average of the two most recent weekly per annum yields as published weekly by the Federal Reserve Board, the Federal Reserve Bank or any U.S. Government department or agency selected by Summit, during the period of the 14 calendar days that begin 24 days prior to the first day of the distribution period for which the distribution rate on preferred stock is being determined.

    If any or all of these methods are unavailable, the statement of rights includes other methods to determine the distribution rate. If we determine in good faith that one or more of these rates cannot be determined for any distribution period, then the distribution rate for that period will be the higher of whichever of the rates that can be determined, plus 0.10%, divided by
12. If we determine in good faith that none of the rates can be determined for any distribution period, then the distribution rate in effect for the preceding distribution period will be continued for that distribution period. The distribution rate for each monthly distribution period will be calculated as promptly as practicable by Summit. Summit will enclose notice of the distribution rate with the mailed distribution payment check, or in the case of Series R shares, with the notice of issuance of additional shares of Series R preferred stock paid as distributions on the Series R shares. In making the calculation, the three-month U.S. Treasury Bill rate, ten-year constant maturity rate and twenty-year constant maturity rate will each be rounded to the nearest five one-hundredths of a percentage point.

RESTRICTIONS ON DISTRIBUTIONS

    Summit may not declare or pay a distribution on Series R or Series T preferred stock unless the full cumulative distribution on all Series S preferred stock, and any preferred stock that we may issue in the future ranking senior to the Series R and Series T preferred stock, has been paid. Summit may not declare or pay a distribution on any share of Series R preferred stock for any distribution period unless, at the same time, a like distribution is declared and paid on all shares of Series R preferred stock previously issued and outstanding and entitled to receive distributions. Summit may not declare or pay a distribution on any share of Series T preferred stock for any distribution period unless, at the same time, a like distribution is declared and paid on all shares of Series T preferred stock previously issued and outstanding and entitled to receive distributions. Distributions may only be paid from legally available funds.

    If any shares of Series R and T preferred stock are outstanding and the full cumulative distributions on all previously outstanding Series R and T preferred stock, including the preferred stock offered by this prospectus, have not been paid or declared and set apart for all past distribution periods, Summit may not:

    - declare, pay or set aside for payment any distribution on the Series R and T shares, except as provided below;

    - declare or pay any other distribution upon common stock or upon any other stock ranking junior to or on a parity with the Series R and T preferred stock as to distributions or upon liquidation; or

    - redeem, purchase or otherwise acquire common stock or any other stock of Summit ranking junior to or on a parity with Series R and T preferred stock as to distributions or upon liquidation for any consideration, or pay or make available any funds for a sinking fund for the redemption of any shares of that stock, except by conversion into or exchange for stock of Summit ranking junior to Series R and T preferred stock as to distributions and upon liquidation.

      Notwithstanding the above, Summit may declare, pay or set aside payment for:

    - distributions made in shares of common stock;

    - distributions made in shares of any other stock ranking junior to Series R and T preferred stock as to distributions and in liquidation; and

    - distributions where a like distribution is declared or paid on all shares of Series R and T preferred stock then issued and outstanding and entitled to receive distributions.

    Summit may make distributions ratably on the shares of Series R and T preferred stock and shares of any stock of Summit ranking on a parity with the Series R and T preferred stock with regard to the payment of distributions, in accordance with the sums which would be payable on those shares if all distributions, including accumulations, if any, were declared and paid in full. As of the date of this prospectus, no distributions on any series of Summit's preferred stock were in arrears. No interest will be paid for or on account of any unpaid distributions.

LIQUIDATION RIGHTS

    If any voluntary or involuntary liquidation, dissolution or winding up of Summit occurs, the preferred stock shareholders will be entitled to receive liquidating distributions, in the amount of $100 per share plus declared and unpaid regular monthly distributions, out of the assets of Summit available for distribution to shareholders, before any distribution of assets is made to holders of common stock or any stock of Summit ranking, upon liquidation, junior to preferred stock. The Series R and Series T preferred stock is junior in liquidation rights to outstanding debt of Summit and outstanding shares of Series S preferred stock to the extent of its liquidation preference of $100 per share. As of December 31, 2000, the total consolidated liabilities of Summit ranking senior in liquidation preference to preferred stock were approximately $351,611,150. In addition, as of December 31, 2000, we had 294,547 shares of Series S preferred stock outstanding with a liquidation preference of $29,454,700 that ranks senior to the Series R and Series T shares. As of December 31, 2000, Summit had no obligations ranking on a parity with the Series R and Series T preferred stock upon liquidation. There are no limitations on Summit's ability to incur additional indebtedness or to issue additional shares of preferred stock, including preferred stock senior to the Series R and Series T preferred stock.

    The statements of rights provide that, without limitation, the voluntary sale, lease or conveyance of all or substantially all of Summit's property or assets to, or its consolidation or merger with, any other corporation will not be deemed to be a liquidation, dissolution or winding up of Summit. If the aggregate liquidation preference payable with respect to the Series R and T preferred stock, and any other shares of stock of Summit ranking equally with the Series R and T preferred stock with respect to the distribution, are not paid in full upon any voluntary or involuntary liquidation, dissolution or winding up of Summit, then the holders of Series R and T preferred stock and of these other shares will share ratably in any distribution of assets of Summit in proportion to the full respective preferential amounts they are entitled to receive. After payment of the full amount of the liquidating distribution they are entitled to receive, the preferred stock shareholders will not be entitled to any further participation in any distribution of assets by Summit.

REDEMPTION OF SHARES

    GENERAL. Each share of Series R or Series T preferred stock is not redeemable for 3 years from the date of original issuance of that share, except in the case of death or major medical emergencies as determined in Summit's discretion. If cumulative distributions on preferred stock have not been paid in full, Summit may not purchase or acquire any shares of preferred stock other than by a purchase or exchange offer made on the same terms to all holders of preferred stock.

    UPON CALL BY SUMMIT. Subject to regulatory restrictions affecting redemptions during an offering, the shares of Series R and T preferred stock are redeemable, in whole or in part, only at the option of Summit at a redemption price of $100 per share plus declared and unpaid distributions to the date fixed for redemption. If fewer than all of the outstanding shares of preferred stock are redeemed, the number of shares redeemed will be determined by Summit and the shares to be redeemed will be determined by any method Summit, in its sole discretion, deems to be equitable.

    DISCRETIONARY REDEMPTION UPON REQUEST OF THE HOLDER. Preferred Stock is not redeemable at the option of the holder. If, however, Summit receives an unsolicited written request for redemption of shares from any holder, Summit may, in its sole discretion, subject to regulatory restrictions affecting redemptions during an offering, and subject to the limitations described below, consider redemption of these shares. Redemption requests, when received, are reviewed in the order received. Any shares so tendered, which Summit in its discretion allows for redemption, will be redeemed by Summit directly, and not from or through a broker/dealer, at a price of $99.00 per share.

    There can be no assurance that Summit's financial condition will allow it to exercise its discretion to accept any request for redemption of preferred stock. Summit will not redeem any Series R or Series T shares tendered for redemption:

    - if to do so would, in the opinion of Summit's management, be unsafe or unsound in light of Summit's financial condition, including its liquidity position;

    - if payment of interest or principal on any outstanding instrument of indebtedness is in arrears or in default; or

    - if payment of any distribution on Series S preferred stock or on shares of any stock of Summit ranking at least equal with the preferred stock is in arrears as to distributions.

ABSENCE OF TRADING MARKET

    We do not anticipate listing the preferred stock for trading on any national or regional stock exchange nor do we anticipate that an independent public market for the preferred stock will develop. The placement agent for this offering, Metropolitan Investment Securities, Inc., maintains a trading list of persons wishing to sell shares of preferred stock. Historically, most, but not all, sales involving this trading list have been at or near the original offering price of the shares, which would be $100 with respect to the Series R and Series T shares. However, we can not assure you that you will be able to sell your shares for $100 per share, or sell shares at all, by listing them for sale on MIS's trading list. When MIS receives an order to buy shares of preferred stock, MIS will look first to the trading list to see if shares are available at or below the original public offering price. If no shares are available, then Summit will sell new shares to that investor under this or a future prospectus. MIS is under no obligation to continue that policy or to maintain the trading list. MIS may change its policies and may discontinue the operation of the trading list at any time.

    With limited exceptions, Summit has established a policy that all preferred shareholders, including holders of the preferred stock offered in this prospectus, must place their shares for sale on the trading list for 60 consecutive days before Summit will entertain a request for redemption.

VOTING RIGHTS

    The preferred stock has no voting rights except as provided in the statements of rights, and except as required by Idaho State law regarding amendments to Summit's articles of incorporation that adversely affect holders of these shares as a class and requires approval of 66 and 2/3% of the outstanding shares entitled to vote.

    The statements of rights provide that holders of the Series R and T preferred stock, together with the holders of Summit's other outstanding preferred stock and any other preferred stock previously authorized, voting separately and as a single class, are entitled to elect a majority of the board of directors of Summit if distributions payable on any shares of preferred stock are in arrears in an amount equal to twenty-four or more full monthly distributions per share. This right will continue until all distributions in arrears have been paid in full.

TRANSFER AGENT AND REGISTRAR

    Metropolitan Mortgage & Securities Co., Inc. acts as the transfer agent and registrar for Summit's capital stock, including its preferred stock. A $25.00 service charge per transaction will be made for any transfer or exchange of preferred stock.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following discussion of the federal income tax consequences of distributions paid on the preferred stock is based upon the Internal Revenue Code of 1986 (the "Code"), existing Treasury Department regulations, current published administrative positions of the Internal Revenue Service contained in revenue rulings, revenue procedures and notes and existing judicial decisions. No assurance can be given that legislative or administrative changes or court decisions may not be forthcoming that could significantly modify the statements in this discussion. Any of these changes may or may not be retroactive with respect to transactions effected prior to the date of the changes.

    Distributions paid to the holders of preferred stock may or may not be taxable depending, in part, on the extent to which they are made out of current or accumulated earnings and profits of Summit as calculated for federal income tax purposes. To the extent, if any, that distributions paid by Summit to the holders of preferred stock exceed current and accumulated earnings and profits of Summit, these distributions will be treated first as a tax-free return of capital, reducing the holder's basis in the preferred stock, but not below zero, and thereafter, as capital gains, or ordinary gains if the preferred stock is not held by the holder as a capital asset.

    Summit believes that the majority of the distributions on its outstanding preferred stock were tax free returns of capital for federal income tax purposes in calendar 1994, 1999 and 2000, and were taxable for 1995 through 1998. Summit is currently unable to predict the character of its distributions for future years, but as required by the Code, will report annually to shareholders regarding the tax character of the prior year's distributions.

    Each preferred shareholder's individual tax circumstances are unique. In addition, some of the features such as our right to call the preferred stock are common characteristics of debt obligations. Accordingly, preferred shareholders are advised to consult their own tax advisor with respect to the income tax treatment or any distribution made with respect to the preferred stock.

    Distributions paid with respect to the preferred stock, whether deemed to be dividends, return of capital, or capital gains for federal income tax purposes, will result in the same federal income tax consequences to Summit as other payments of distributions. These distributions are not deductible by Summit under current tax law. Additionally, distributions to foreign taxpayers are subject to special rules not discussed in this prospectus.

TAX-EXEMPT PLANS

    Tax-exempt pension or profit sharing plans may be entitled to exclude dividends with respect to the preferred stock from the calculation of unrelated business taxable income.

CORPORATE HOLDERS

    In general, corporate holders of preferred stock may exclude 70% of the dividends received on that preferred stock. This percentage may be increased to 80% if the corporate shareholder owns at least 20% of the stock of the issuer, as measured by voting power or fair market value.

    In order to qualify for the exclusion, with regard to any particular dividend, a corporate shareholder must have owned the preferred stock for at least 45 days during the 90-day period commencing 45 days prior to the ex-dividend date of the preferred stock. In some cases, this holding period may be increased. For purposes of the foregoing, a corporation will not be deemed to hold the stock for any period during which that corporation has the option to sell the stock or is otherwise protected from this risk of loss regarding the stock.

    The dividends-received deduction will be reduced with respect to debt-financed portfolio stock. In general, any stock is portfolio stock unless the holder owns at least 50% of the stock of the issuing corporation. Portfolio stock is debt-financed if any indebtedness is directly attributable to the investment in such stock.

    The ability to exclude dividends with respect to the preferred stock depends, in addition to the foregoing, on the treatment of the preferred stock as debt for federal income tax purposes. We believe, based upon the receipt of an opinion of counsel, that the preferred stock will be treated as stock, rather than debt for federal income tax purposes.

                              PLAN OF DISTRIBUTION

    The Series R and T preferred stock is being offered to the public on a continuing best efforts basis through Metropolitan Investment Securities, Inc. ("MIS"), which is a subsidiary of Summit. Accordingly, this offering has not received the independent selling agent review customarily made when an unaffiliated selling agent offers securities. No commission or other expense of the offering will be paid by the purchasers of the preferred stock. A commission in the maximum amount of 6% of the offering price will be paid by Summit on most preferred stock sales. Preferred stock is offered for cash, tangible or intangible property, or other consideration which is acceptable to Summit as determined in good faith by our board of directors. MIS will transmit the funds or other consideration it receives directly to Summit by noon of the next business day after receipt. During the fiscal year ended September 30, 2000, MIS received commissions of $203,916 on sales of Summit's preferred stock through MIS's in-house trading list, and commissions of $812,913 from Summit on sales of approximately $13,328,235 of Summit's preferred stock through initial issuance sales to the public.

    MIS is a member of the National Association of Securities Dealers, Inc. Due to the affiliation of Summit and MIS, NASD Rule 2720 of the NASD Conduct Rules requires, in part, that a qualified independent underwriter be engaged to render a recommendation regarding the pricing of the preferred stock offered through this prospectus. Accordingly, MIS has obtained a letter from Roth Capital Partners LLC, an NASD member, stating that the offering price of the preferred stock is consistent with Roth's recommendations, which were based on conditions and circumstances existing as of the date of this prospectus. Therefore, the price offered for the preferred stock will be no higher than Roth would have independently recommended. Roth has assumed the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. For performing its functions as a qualified independent underwriter with respect to the preferred stock offered in this prospectus, Roth will receive $20,000 in fees, plus reimbursement of expenses actually incurred in an amount not to exceed $7,000.

    We have agreed to indemnify Roth against, or make contributions with respect to some liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934.

    There is not now and we do not expect that there will be a public trading market for the preferred stock in the future. MIS does not intend to make a market for the preferred stock. Summit, through MIS, undertakes to maintain a list of persons willing to sell outstanding shares of preferred stock.

    MIS may enter into selected dealer agreements with and reallow to some dealers, who are members of the NASD, and some foreign dealers who are not eligible for membership in the NASD, a commission of up to 6% of the principal amount of preferred stock sold by those dealers.

    Sales of preferred stock will not be made in discretionary accounts without the prior specific written approval of the customer. In addition, sales will only be made in compliance with the suitability standards listed in Rule 2720 of the NASD Conduct Rules.

                                 LEGAL MATTERS

    The legality of the preferred stock being issued in this prospectus is being passed upon for Summit by the law firm of Kutak Rock LLP, Denver, Colorado.

                                    EXPERTS

    The consolidated financial statements incorporated in this prospectus by reference to the Annual Report of Summit Securities, Inc. on Form 10-K for the year ended September 30, 2000 have been incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act and, in compliance with this act, file periodic reports and other information with the SEC. These reports and the other information we file with the SEC can be inspected and copied at the public reference facilities maintained by the SEC in Washington, D.C. at 450 Fifth Street, N.W., Washington, D.C. 20549 and at some of its regional offices which are located in the New York Regional Office, Seven World Trade Center, Suite 1300, New York, NY 10048, and the Chicago Regional Office, CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. In addition, the SEC maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants like Summit that file electronically with the SEC at the following Internet address: (http://www.sec.gov).

    We have filed with the SEC in Washington, D.C. a registration statement on Form S-2 under the Securities Act with respect to the preferred stock offered by this prospectus. This prospectus does not contain all of the information contained in the registration statement, as permitted by the rules and regulations of the SEC.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The following document filed with the SEC is incorporated in this prospectus by reference:

    Annual Report on Form 10-K of Summit for the fiscal year ended September 30, 2000.

    Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

    Summit will provide without charge to each person, including to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been referenced in this prospectus other than exhibits to these documents. Requests for these copies should be directed to Corporate Secretary, Summit Securities, Inc., P.O. Box 2162, Spokane, Washington 99210-2162, telephone number (509) 838-3111.

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                            SUMMIT SECURITIES, INC.

                                     [LOGO]

                    UP TO 300,000 PREFERRED SHARES, SERIES R
                    UP TO 200,000 PREFERRED SHARES, SERIES T

                                ---------------

                                   PROSPECTUS
                               ------------------

                               FEBRUARY 13, 2001

                    METROPOLITAN INVESTMENT SECURITIES, INC.

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